Exhibit 99.1

Beta Bionics Announces Closing of $234.6 Million Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Irvine, CA., January 31, 2025 – Beta Bionics, Inc. (Nasdaq: BBNX), a pioneering leader in the development of advanced diabetes management solutions, today announced the closing of its upsized initial public offering of 13,800,000 shares of common stock, including the full exercise of the underwriters’ option to purchase 1,800,000 additional shares, consisting of 475,000 additional shares from Beta Bionics and 1,325,000 shares from the selling stockholders named in the prospectus, at a price to the public of $17.00 per share. The gross proceeds to Beta Bionics from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Beta Bionics, were approximately $212.1 million. Beta Bionics did not receive any proceeds from any sale of shares by the selling stockholders. The shares began trading on the Nasdaq Global Market on January 30, 2025 under the ticker symbol “BBNX.”

BofA Securities, Piper Sandler, and Leerink Partners acted as lead bookrunners for the offering. Stifel acted as a bookrunner and Lake Street Capital Markets acted as co-manager for the offering.

Registration statements relating to these securities have been filed with the U.S. Securities and Exchange Commission (SEC) and became effective on January 29, 2025. A copy of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a prospectus forming part of the registration statements relating to these securities. Copies of the final prospectus relating to the initial public offering may be obtained from: BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com; or Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com.

In addition, Beta Bionics sold 1,000,000 shares of its common stock in a concurrent private placement to one of its existing investors at the initial public offering price of $17.00 per share. The aggregate gross proceeds to Beta Bionics from the initial public offering, including the full exercise of the underwriters’ option to purchase 475,000 additional shares from Beta Bionics, and the concurrent private placement, before deducting underwriting discounts and commissions, placement agent fees and other offering and private placement expenses payable by Beta Bionics, were approximately $229.1 million.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Beta Bionics

Beta Bionics, Inc. is a commercial-stage medical device company engaged in the design, development, and commercialization of innovative solutions to improve the health and quality of life of insulin-requiring people with diabetes (PWD) by utilizing advanced adaptive closed-loop algorithms to simplify and improve the treatment of their disease. The iLet Bionic Pancreas is the first FDA-cleared insulin delivery device that autonomously determines every insulin dose and offers the potential to substantially improve overall outcomes across broad populations of PWD.

Investor Relations Contact:

Blake Beber, Head of Investor Relations, ir@betabionics.com

Media and Public Relations Contact:

Karen Hynes, Vice President of Marketing, media@betabionics.com